Thursday July 31, 2008                                              Exhibit 99.1

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: John F. Perotti - Chairman & CEO
860-435-9801 or jp@salisburybank.com
                --------------------

FOR IMMEDIATE RELEASE


SALISBURY BANCORP, INC. ANNOUNCES SECOND QUARTER EARNINGS

Lakeville, Connecticut, July 31, 2008/PRNewswire....Salisbury Bancorp, Inc. (the
"Company"), (AMEX:SAL) the holding company for Salisbury Bank and Trust Company announced today that net income for the second quarter of 2008 totaled $983,552 which represents earnings per average share outstanding of $.58. This compares to net income of $948,723 or $.56 per average share outstanding for the second quarter of 2007. For the six month period ended June 30, 2008, net income totaled $2,064,486 or $1.23 per average share outstanding as compared to net income of $1,882,966 or $1.12 per average share outstanding for the same six month period in 2007. Total interest and dividend income for the first six months of the year increased 3.62% while interest expense decreased 5.77%. As a result, the net interest margin increased to 3.66% for the first half of 2008, compared to 3.51% for the same period in 2007. Noninterest income which includes gains on securities transactions increased 19.79%. The Trust/Wealth Advisory Services division continues to grow as assets under management have resulted in income for the six months ended June 30, 2008 totaling $1,140,735. This is an increase of 10.43% when compared to the corresponding period in 2007.

Chairman and Chief Executive Officer John F. Perotti commented, "I am pleased to report a very satisfactory performance through the first half of 2008. Our core business initiatives have provided additional profitability and continuing growth during the period. Total net loans, including loans-held-for-sale, have increased to $289,349,643, an increase of 7.85% when compared to net loans totaling $268,311,275 at December 31, 2007. Non-performing assets totaled .77% of total assets and net charge-offs totaled $20,087 for the first six months of 2008. The portfolio does not include any sub-prime loans and the allowance for loan losses is .90% of total loans outstanding. Deposits totaled $332,787,192 which represents an increase of 4.73% when compared to deposits totaling $317,741,269 at year end 2007."

Mr. Perotti further commented, "The Bank's investment portfolio continues to perform well, providing monthly cash flow and a return that places us in the top quartile of Connecticut Banks. The portfolio has no sub-prime collateral or collateralized debt obligations in any of its securities." Overall total assets have increased to $479,705,488 at June 30, 2008. This compares to total assets of $461,960,398 at December 31, 2007.


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

                                           Quarter Ended              Six Months Ended
                                              June 30,                    June 30,
                                         2008          2007          2008          2007
Total interest and dividend
   income                             $ 6,591,319   $ 6,359,528   $13,259,215   $12,796,544
Total interest expense                  2,709,438     2,997,166     5,717,828     6,067,769
Net interest and dividend
   income                               3,881,881     3,362,362     7,541,387     6,728,775
Provision for loan losses                 110,000       170,000
Trust/Advisory Services income            540,735       503,000     1,140,735     1,033,000
Gain on sales of available-for-sale
   securities, net                         36,435        63,283       354,405       180,347
Other noninterest income                  576,086       548,731     1,090,768     1,026,058
Other noninterest expense               3,696,944     3,304,997     7,346,940     6,624,464
Income before income taxes              1,228,193     1,172,379     2,610,355     2,343,716
Income tax expense                        244,641       223,656       545,869       460,750
Net income                            $   983,552   $   948,723   $ 2,064,486   $ 1,882,966

Earnings per average share
   outstanding                        $       .58   $       .56   $      1.23   $      1.12



Previously, the Directors of Salisbury Bancorp, Inc. declared a second quarter dividend of $.28 per common share outstanding. This compares to a $.27 per share cash dividend that was declared during the second quarter of 2007. Year-to-date dividends total $.56 per common share outstanding for the year 2008. This compares to total year-to-date dividends of $.54 per common share one year ago.

Salisbury Bancorp, Inc.'s sole subsidiary, Salisbury Bank and Trust Company, is a Connecticut chartered commercial bank. The Company has assets in excess of $470 million and capital in excess of $40 million and serves the communities of northwestern Connecticut and proximate communities in New York and Massachusetts which it has done for approximately 160 years. Salisbury Bank and Trust Company is headquartered in Lakeville, Connecticut and operates full service branches in North Canaan, Salisbury and Sharon as well as Lakeville, Connecticut, South Egremont and Sheffield, Massachusetts and Dover Plains, New York. The Bank offers a full complement of consumer and business banking products and services as well as trust and wealth advisory services.

Statements contained in this news release contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in the Company's quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission's internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ significantly from results discussed in the forward looking statements.


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